Exhibit 4.3

Dated 12 December 2016

ENSCO PLC

DEED POLL

relating to

ENSCO JERSEY FINANCE LIMITED

3.00% Exchangeable Senior Notes due 2024

THIS DEED POLL (the “Deed Poll”) is executed as a deed on 12 December 2016 in favour of the Issuer (as defined below) and the holders of Preference Shares (as defined below) by ENSCO PLC (the “Guarantor”), a company incorporated in England and Wales with limited liability with registered number 07023598 and having its head office at 6 Chesterfield Gardens, 3rd Floor, London W1J 5BQ, United Kingdom.

WHEREAS

(A)                               The Guarantor, by a resolution of its board of directors passed on 2 December 2016 and resolutions of a committee of its board of directors passed on 6 December 2016, has determined to enter into this Deed Poll for the benefit of the holders from time to time of the Preference Shares which would arise on exchange of all or any of the 3.00% Exchangeable Senior Notes due 2024 of the Issuer (the “Notes”) guaranteed by the Guarantor.

(B)                               The Guarantor has determined to execute this Deed Poll in connection with the issue from time to time of the Preference Shares and the grant of the Share Exchange Rights (as defined in the Articles of the Issuer (as defined below)) attached thereto.

NOW THIS INSTRUMENT WITNESSETH as follows:

1                                         INTERPRETATION

In this Deed Poll the following words and expressions shall have the following meanings:

“Articles of the Issuer” means the Articles of Association adopted by the Issuer on 6 December 2016 as the same may from time to time be modified;

“Conditions” mean the relevant terms and conditions of the Notes as set out in the Indenture, as amended or modified from time to time;

“Deed Poll” means this instrument by way of deed poll (as from time to time amended in accordance with the terms hereof) and includes any instrument which is executed in accordance with the provisions hereof (as from time to time amended as aforesaid) and expressed to be supplemental hereto;

“deliver” and “delivery” in respect of a share, shall include the allotment and issue of a share and/or the transfer of a share;

“Indenture” means the indenture dated on or about the date of this deed, between the Issuer, the Guarantor and the Trustee, pursuant to which the Notes were issued;

“Issuer” means Ensco Jersey Finance Limited, a company incorporated under the laws of Jersey;

“Noteholder” means, in relation to a Note, the person in whose name the Note is registered in accordance with the Indenture;

“Ordinary Shares” mean the class A ordinary shares of the Guarantor, currently with par value $0.10 US dollars;

“outstanding” means in relation to the Preference Shares, all Preference Shares issued other than: (A) those Preference Shares which have been redeemed and cancelled pursuant to the Articles of the Issuer; (B) those Preference Shares in respect of which the date for redemption in accordance with the Articles of the Issuer has occurred and the Redemption Monies therefor have been duly paid in the manner provided in the Articles of the Issuer and remain available for payment; and (C) those Preference Shares (if any)

which are for the time being held by any person (including, but not limited to, the Issuer or the Guarantor or any other Subsidiary of the Guarantor) for the benefit of the Issuer or the Guarantor or any other Subsidiary of the Guarantor;

“Paid-up Value” has the meaning assigned to it in the Articles of the Issuer at the date hereof notwithstanding any subsequent modification of the Articles of the Issuer or order of any court or other authority;

“Person” has the meaning assigned to it in the Indenture;

“Preference Share” means an exchangeable redeemable preference share in the capital of the Issuer, with a nominal value of US$0.0000001, and shall, where the context so admits, include a Preference Share required by the Conditions to have been issued but which shall not have been so issued and references to any amounts payable in respect of a Preference Share shall include amounts required to be paid in respect of a Preference Share required to have been issued pursuant to the Conditions but not so issued;

“Preference Shareholder” or “holder of Preference Shares” means, in relation to a Preference Share, the person or persons in whose name or names such Preference Share is registered from time to time (other than the Issuer or the Guarantor or any other Subsidiary of the Guarantor or any person holding such Preference Share for the benefit of any of the foregoing) and shall include, where the context so admits, any Noteholder to whom Preference Shares should have been issued as required by the Conditions and which shall not have been so issued;

“Redemption Monies” means the aggregate Paid-up Value of the Preference Shares outstanding together with all additional amounts payable in connection with the redemption of the Preference Shares in accordance with the provisions of the Articles of the Issuer;

“Share Exchange Right” shall have the meaning ascribed to it in the Articles of the Issuer; and

“Trustee” means Deutsche Bank Trust Company Americas or such other persons for the time being and from time to time the trustee or trustees of the holders of the Notes constituted by the Indenture.

Terms defined in the Indenture or in the Articles of the Issuer shall, unless the context requires otherwise, have the same meanings when used herein.

1.1                               Unless the context requires otherwise, terms importing the singular number only shall include the plural and vice versa and terms importing persons shall include firms and corporations and terms importing one gender only shall include the other gender.

1.2                               References in this Deed Poll to Clauses shall be construed as references to the Clauses of this Deed Poll and any reference to a sub-clause shall be construed as a reference to the relevant sub-clause of the Clause in which such reference appears.

1.3                               References in this Deed Poll to any statute or a provision of any statute shall be deemed to include a reference to any statute or the provision of any statute which amends, extends, consolidates, re-enacts or replaces the same, or which has been amended, extended, consolidated, re-enacted or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.4                               The headings to Clauses are inserted for convenience only and shall not affect the construction of this Deed Poll.

1.5                               US$, USD or Dollars denotes the lawful currency of the United States of America.

2                                         DEED POLL

2.1                               The Guarantor hereby fully, unconditionally and irrevocably guarantees and undertakes to the Issuer and to each of the Preference Shareholders to make due and punctual payment (subject as provided below) of all Redemption Monies, all accumulated and unpaid dividends and any other amounts expressed to be payable (including the Paid-Up Value, all accumulated and unpaid dividends and any other amounts owing to a Preference Shareholder in connection with any winding up or liquidation of the Issuer) in respect of the Preference Shares or, if Preference Shares have been issued but such issue was not on the issue date required by the Conditions, which would have been payable on such Preference Shares had the same been issued when so required by the Conditions, on the due date for payment or, if Preference Shares shall not have been issued but were required to be issued under the Conditions, on what would have been the due date for payment had such Preference Shares been so issued, to the extent that the same shall not be paid by the Issuer, regardless of whether, and without reduction because of the failure of the following to be the case, (i) the profits of the Issuer justify the relevant payment of any dividend, (ii) the relevant amounts shall be available for distribution or payment by the Issuer, (iii) payment thereof shall have been declared or approved by or on behalf of the Issuer or by the Issuer in general meeting, (iv) the payment thereof by the Issuer shall be prohibited by law, or (v) where Preference Shares shall not have been issued as aforesaid, the fact that for whatever reason such Preference Shares shall not have been issued.

2.2                               This Deed Poll is a continuing guarantee and shall remain in full force and effect notwithstanding the redemption of any of the Preference Shares until all Redemption Monies, dividends and other amounts expressed to be payable in respect of all of the Preference Shares (issued and/or required to be issued and/or which may become required to be issued) shall have been paid in full and there are no longer any Notes outstanding, whereupon it shall cease for all purposes to be of any force or effect.

2.3                               The Guarantor shall not in respect of any payment due to be made hereunder be released from its obligations under, or pursuant to, this Deed Poll in any circumstances (notwithstanding anything which, but for this provision, would or might release the Guarantor or would or might affect its liability under or pursuant to this Deed Poll in respect of such payment) except upon the receipt by or for the account of the relevant Preference Shareholders of the full amount of such payment from the Issuer or the Guarantor in the currency, at the place and in the manner provided for in the Conditions, the Indenture, the Articles of the Issuer and/or this Deed Poll.

2.4                               If any payment received by any Preference Shareholder pursuant to the provisions of the Articles of the Issuer or this Deed Poll shall, on the subsequent bankruptcy, insolvency, corporate reorganisation or other similar event of or affecting the Issuer or for any other reason under the laws of the State of New York, the laws of Jersey, the United Kingdom or otherwise, be set aside or avoided under any laws relating to bankruptcy, insolvency, corporate reorganisation or other similar events, such payment shall not be considered as having discharged or diminished the liability of the Issuer or the Guarantor and this guarantee and the provisions of this Deed Poll shall continue to apply to such payment as if such payment (to the extent only of any amount so set aside or avoided) had at all times remained owing by the Issuer, and the Guarantor shall indemnify the Preference Shareholders in respect thereof.

2.5                               Without prejudice to the generality of the provisions of sub-Clauses 2.1 and 2.3 and Clause 7, the Guarantor shall, as between the Preference Shareholders and itself, be liable as if it were the principal obligor and not merely a surety, and, accordingly, the liability of the Guarantor shall not be discharged, lessened, affected or impaired by any time or indulgence granted to the Issuer by the Preference Shareholders or any of them, by the Issuer losing its separate corporate identity or by any dealings or transactions between the Preference Shareholders or any of them and the Issuer or by reason that any Redemption Monies, dividends or other moneys expressed to be payable under the Articles of the Issuer may not be recoverable from the Issuer by reason of any legal limitation, disability or incapacity on or of the Issuer or by reason of any other fact or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defence to or for a guarantor.

2.6                               The Guarantor shall be subrogated to all or any rights of the Preference Shareholders against the Issuer in respect of any amounts paid by the Guarantor under this Deed Poll; provided always that the Guarantor shall not be entitled to receive any payments arising out of, or based upon, such right of subrogation or any right of indemnity or other right or remedy against the Issuer (including, in any case, claiming the benefit of any security or,  on the liquidation, bankruptcy or winding-up of the Issuer, proving in competition with the Preference Shareholders) at any time after default has been made by the Issuer in the payment of any monies the payment of which is guaranteed by the Guarantor hereunder or in the performance of any obligation of the Issuer the performance of which is guaranteed by the Guarantor hereunder, so long as any monies payable by the Guarantor in respect of such defaulted monies remain unpaid or not duly provided for or such defaulted obligations remain unperformed. If, notwithstanding the foregoing, upon the bankruptcy or winding-up of the Issuer, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, shall be received by the Guarantor before payment in full of all Redemption Monies, dividends and any other amounts payable in respect of  the Preference Shares issued or required to be issued shall have been made to the Preference Shareholders, such payment or distribution shall be held by the Guarantor on trust for application towards the payment of all amounts as aforesaid (but only to the extent that, without prejudice to the effect of the foregoing proviso, such trust does not constitute or create any such mortgage, charge, pledge, lien, encumbrance or other security interest over any such payment or distribution) and, pending such payment over, shall be held by the Guarantor on trust for the Preference Shareholders (but only to the extent that, without prejudice to the effect of the foregoing proviso, such trust does not constitute or create any such mortgage, charge, pledge, lien, encumbrance or other security interest).

3                                         OFFER TO EXCHANGE

3.1                               The Guarantor hereby offers and undertakes to each Preference Shareholder and the Issuer to pay or deliver cash, fully paid Ordinary Shares or a combination of cash and fully paid Ordinary Shares (at the discretion of the Guarantor),  to each Preference Shareholder (or as it directs in the relevant exchange procedures) in accordance with Clause 3.2 below and the Conditions, in exchange for the Preference Shares allotted and issued on exchange of any Note with such payment or delivery being made on the relevant date in accordance with Article 15.02(c) of the Indenture and, in the case of any delivery of Ordinary Shares, with such Person to whom the Ordinary Shares are deliverable being treated as a stockholder of record in accordance with Article 15.02(i) of the Indenture (the “Exchange Offer”).

3.2                               The Exchange Offer will be deemed accepted by the Preference Shareholder (having exercised its Exchange Right) by complying with the relevant procedures for exchange in accordance with the Conditions. By complying with the relevant procedures for exchange in accordance with the Conditions, the Preference Shareholder shall authorise the Issuer and/or the Guarantor (or any director or any other person or persons appointed by the Issuer or the Guarantor for the purpose) as agent for the Preference Shareholder to take such action and to do such things, to make all such entries in the register of members of the Issuer and/or the Guarantor and to execute all such documents and instruments, in each case whether on behalf of the Preference Shareholder or otherwise (including the execution of a stock transfer form on behalf of the Preference Shareholder) as may be necessary or desirable to transfer each Preference Share issued in connection with an exchange of a Note to the Guarantor and the Guarantor will procure that such Preference Share is transferred to the Guarantor.  To the fullest extent permitted by law, the foregoing authority is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Preference Shareholder.

3.3                               By way of this Deed Poll, and under the authority given by its shareholders at Resolution 2 of its annual general meeting on 23 May 2016 (the “Authority”), the Guarantor makes an offer and agreement that would or might require shares to be allotted after the expiry of the Authority, such that, on exchange of the Preference Shares, the Guarantor’s directors may allot Ordinary Shares after the Authority has expired as if the Authority had not expired.  The nominal amount of Ordinary Shares in the Guarantor the subject of this offer and agreement is equal to the full amount of the Authority unused as at the date hereof (being US$7,653,783.90) less the nominal amount of shares allotted and/or rights to subscribe for or to convert any security into shares granted after the date hereof and prior to the expiry of the Authority (or agreed to be allotted or granted, where such agreement expressly states that it is to reduce the nominal amount of Ordinary Shares the subject of this offer and agreement).

4                                         STATUS

The obligations of the Guarantor under this Deed Poll constitute senior, unsubordinated, direct, unconditional and unsecured obligations of the Guarantor.

5                                         EXCHANGE RIGHTS AND SHARE EXCHANGE RIGHTS

The Guarantor undertakes to each Preference Shareholder and the Issuer that it will, in the event of failure of the Issuer to perform the same when due to be performed (i) procure the performance by the Issuer of all obligations to be performed by the Issuer and (ii) procure the enforcement by the Issuer of all the Issuer’s rights, in either case, with respect to the Exchange Rights and Share Exchange Rights, each as set out in the Articles of the Issuer, in accordance with the provisions thereof.

6                                         PAYMENTS

6.1                               Payments made or to be made pursuant to this Deed Poll shall be made to the persons shown on the register of Preference Shareholders maintained by the Issuer at close of business on the seventh London Business Day before the due date for the relevant payment or as may otherwise be provided pursuant to the Indenture.

6.2                               Except as provided pursuant to the Indenture, all payments made by the Guarantor pursuant to this Deed Poll shall be made without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or the Island of Jersey or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

6.3                               When making any payment to Preference Shareholders, fractions of one cent will be rounded up to the nearest cent.

7                                         STAMP DUTIES

The Guarantor will pay all stamp duties, stamp duty reserve tax, capital duties and other similar duties or taxes payable in the United Kingdom or the Island of Jersey in connection with the execution of this Deed Poll.

8                                         AMENDMENTS AND WAIVERS

8.1                               Any amendment to this Deed Poll may be effected only by deed poll, executed by the Guarantor and expressed to be supplemental hereto. While any Notes remain outstanding, this Deed Poll may be amended only in connection with, and as part of, an amendment, supplement or waiver executed in accordance with the applicable provisions of the Indenture.

8.2                               A memorandum of every such supplemental deed poll shall be endorsed on this Deed Poll.

9                                         GENERAL

9.1                               The Guarantor hereby acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in this Deed Poll shall enure to each and every holder of Preference Shares and to the Issuer.

9.2                               The Issuer and each holder of Preference Shares shall be entitled severally to enforce the said covenants, obligations and conditions against the Guarantor (in the case of Preference Shareholders, insofar as each Preference Share held by him is concerned), without the need to join any intervening or other holder of Preference Shares or any other person whatsoever, including the Issuer, in the proceedings for such enforcement.

10                                  NOTICES

10.1                        All notices to the holders of Preference Shares hereunder shall be valid if given in accordance with the  Articles of the Issuer.

10.2                        Any notice or demand to be given to the Guarantor under this Deed Poll shall be given to it at 6 Chesterfield Gardens, 3rd Floor, London W1J 5BQ or such other address as shall have been notified to the holders of Preference Shares for the purpose and shall be marked for the attention of the Company Secretary or such other person as shall have been notified to the holders of Preference Shares for the purpose.

11                                  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save as provided in Clause 9, no person shall have any right to enforce any term of this Deed Poll under the Contracts (Rights of Third Parties) Act 1999, with the exception of the Trustee.

12                                  DEPOSIT OF DEED POLL

This Deed Poll shall be deposited with the Trustee as of the date hereof.

13                                  GOVERNING LAW

13.1                        This Deed Poll and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

13.2                        The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed Poll (and any non-contractual obligations arising out of or in connection with it) and accordingly any legal action or proceedings arising out of or in connection with this Deed Poll (“Proceedings”) may be brought in such courts. The Guarantor irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of each of the Preference Shareholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

This instrument by way of deed poll is delivered on the day and year first above written.

Signed as a deed by
ENSCO PLC acting
by a director

/s/ Paul E. Rowsey, III

Signature of director, Paul E. Rowsey, III

in the presence of:

Witness’s signature:	/s/ Morton D. Newman
Name (print):	Morton D. Newman
Occupation:	Attorney at Law
Address: